Exhibit (h)(9)

AMENDMENT TO

SUB-ADMINISTRATION AND SUB-ACCOUNTING AGREEMENT

This Amendment (the “Amendment”) dated as of May 28, 2024, amends the Sub-Administration and Sub-Accounting Agreement dated as of April 1, 2003 (as amended from time to time, the “Agreement”), by and between DWS Investment Management Americas, Inc. (as successor in interest to Deutsche Investment Management Americas Inc., Scudder Fund Accounting Corporation and Investment Company Capital Corp.) (“Administrator”) and State Street Bank and Trust Company (“Sub-Administrator/Accounting Agent”) (each a “Party” and collectively the “Parties”). This Amendment is effective as of June 1, 2024 (“Amendment Effective Date”).

I.                   Amendments: On and after the Amendment Effective Date, the Parties hereby amend the Agreement as follows:

A.	Schedule B1 of the Agreement is hereby amended by adding the following new service bullet “l” to the first section of Schedule B1 (describing services for each Fund that is a registered investment management company):

“l. Tailored Shareholder Reports Product Offering – Prepare for the review by designated officer(s) of the Fund the initial drafts of the Funds’ annual and semi-annual tailored shareholder reports (including required iXBRL tagging) and financial information regarding the Funds that will be included in the Fund’s Tailored Shareholder Reports.”

II.                Additional Terms

A.	General. Except as expressly set forth in this Amendment, the Agreement shall remain unchanged and in full force and effect. As of and following the Amendment Effective Date, all references to the Agreement shall mean the Agreement as hereby amended. In the event of any conflict between the terms hereof and the terms of the Agreement, the terms hereof shall prevail.
B.	Defined Terms. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to them in the Agreement. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.
C.	Severability. If any provision of this Amendment is held illegal, invalid or unenforceable such illegibility, invalidity or unenforceability will not affect the other provisions of this Amendment which will remain in full force and effect.

D.	Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties, and signatures may be exchanged via facsimile or electronic mail.
E.	Entire Agreement. This Amendment constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have set their hands by their authorized representatives.

DWS INVESTMENT MANAGEMENT AMERICAS, INC.	STATE STREET BANK AND TRUST COMPANY
By: /s/John Millette Name: John Millette Title: Chief Legal Officer Date: May 28, 2024	By: /s/Gregory V. Nikiforow Name: Gregory V. Nikiforow Title: Managing Director, Global Relationship Manager Date: June 11, 2024

DWS INVESTMENT MANAGEMENT AMERICAS, INC.
By: /s/Ciara Crawford Name: Ciara Crawford Title: Assistant Secretary Date: May 28, 2024

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